Exhibit 3.83

ARTICLES OF AMENDMENT

OF

DELFINI SHIPPING S.A.

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in

accordance with section 5 of the

Business Corporations Act on

August 21, 2007

/s/ [Denise M. Francis]
Deputy Registrar

ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

DELFINI SHIPPING S.A.

I, Sophocles N. Zoullas, President of Delfini Shipping S.A., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of the said Corporation hereby certify that:

I.	The name of the Corporation is Delfini Shipping S.A.
II.	The Articles of Incorporation were filed with the Deputy Registrar of Corporations as of the 30th day of March 2007.
III.	Section D of the Articles of Incorporation is hereby amended to read as follows:

“The aggregate number of shares of stock that the Corporation is authorised to issue is five hundred (500) registered shares without par value.”

IV.

Subsequent to the effectiveness of this amendment, each share of the Corporation’s bearer stock outstanding will be exchanged for a share of the Corporation’s registered stock, and all such bearer shares will be cancelled.

V.	The amendment to the Articles of Incorporation was authorised by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 20th day of August, 2007.

/s/ [Sophocles N. Zoullas]
Sophocles N. Zoullas, President